Exhibit (e) (15) under Form N-1A

Exhibit (6) under Item 601/Reg. S-K

Exhibit O

to the

Distributor's Contract

Federated Total Return Series, Inc.

Federated Total Return Bond Fund

Class T Shares

The following provisions are hereby incorporated and made part of the Distributor's Contract dated December 1, 1993 between Federated Total Return Series, (the “Corporation”) Inc. and Federated Securities Corp.(“FSC”) with respect to the Classes of shares set forth above.

1. FSC is authorized to select a group of financial institutions (“Financial Institutions”) to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Corporation.

2. FSC will enter into separate written agreements with such Financial Institutions to sell Shares as set forth in Paragraph 1 herein.

In consideration of the mutual covenants set forth in the Distributor's Contract dated December 1, 1993, between the Corporation and FSC, the Corporation executes and delivers this Exhibit with respect to the Class T Shares of Federated Total Return Bond Fund, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of March, 2017.

FEDERATED TOTAL RETURN SERIES, INC.

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By: /s/ Paul A. Uhlman

Name: Paul A. Uhlman

Title: President